Exhibit 99.1

Tellium Announces Changes to its Board of Directors

OCEANPORT, NJ, April 2, 2003—Tellium, Inc. (Nasdaq: TELM) today announced the appointment of three new members to its board of directors, Kathleen Perone, President and CEO of Focal Communications; Gerald Gorman, founder and Chairman of EasyLink Services Corporation; and Bart Shigemura, who recently served as Chairman of Alidian Networks. These directors replaced five resigning directors, William Bunting, Jeffrey Feldman, Edward Glassmeyer, William Roper and Richard Smith, all of whom joined the company’s board before its initial public offering in May 2001.

“We are looking forward to working with Kathy, Gerry and Bart, all of whom have experience at senior level positions with publicly traded companies, in guiding Tellium’s future. They are each highly qualified individuals with significant experience in the industry. I believe that they will be instrumental in Tellium’s success going forward,” said Harry J. Carr, Tellium’s chairman and chief executive officer. “The individuals who are leaving the board were representatives of early investors in our company. Their expertise in guiding a young company from its early start-up days through its IPO in 2001 and a difficult 2002 was critical to Tellium. Messrs. Bunting, Feldman, Glassmeyer, Roper and Smith have served the company well during its initial and early stages, and we believe that having a stable board as we confronted the challenges of 2002 was important to the company. We appreciate each of these individual’s commitment and efforts on behalf of Tellium, thank them on behalf of our shareholders for their service and wish them well.”

“Two of the new directors will be joining the class of our board that stands for election at our upcoming annual meeting of shareholders. Adding new directors to our board at this time gives shareholders the opportunity to vote on two of the three new directors this year,” said Carr.

Gerald Gorman is the founder and chairman of EasyLink Services Corporation, a leading provider of services that power the exchange of information between enterprises, their trading communities and their customers. EasyLink provides services to approximately 20,000 businesses worldwide including over 300 of the Fortune 500. Prior to founding EasyLink in 1995, he spent 12 years in the investment banking division of Donaldson, Lufkin, & Jenrette (DLJ). At DLJ, he founded and managed the leading satellite financing group on Wall Street. Prior to DLJ, Gorman held management positions at General Electric Capital Corporation, Utah International and ConZinc Rio Tinto of Australia. He graduated with a B.S. in Mechanical Engineering from Melbourne University and an M.B.A. from the Columbia Graduate School of Business.

Kathleen A. Perone is president and chief executive officer of Focal Communications, a leading national communications provider. Focal offers a range of solutions, including local phone and data services, to communications-intensive customers. Approximately half of the Fortune 100 use Focal’s services, in 23 top U.S. markets. Before becoming Focal’s CEO in June 2002,

Perone held leadership positions for MFS Communications, Level 3 Communications and LighTrade, Inc. Perone has spent her entire 25-year career in telecommunications, beginning in sales and gaining experience in marketing and operations before moving into management. Perone earned her bachelor’s degree in business administration from Rutgers University.

Bart Shigemura was most recently Chairman of Alidian Networks, a developer of layer two metro optical networking platforms. Prior to Alidian, Shigemura was Vice President of Marketing for all data products at Lucent Technologies. He joined Lucent via the acquisition of Yurie Systems, where he was a board member and the Senior Vice President of Sales and Marketing. Shigemura has held a number of sales and marketing roles at Premisys Communications, Nortel Networks, General DataComm and IBM. He earned his BS in Finance and Marketing from University of Southern California.

About Tellium

Tellium delivers high-speed, high-capacity, intelligent core optical solutions that empower service providers around the world to create, run, control and optimize their networks. First in the world to provide in-service, intelligent optical switches, Tellium’s Aurora Optical Switch™ family and the StarNet Software Suite™ together offer service providers a simple and cost-effective migration path to next-generation public networks.

For more information, visit Tellium’s web site at www.tellium.com, or contact:

Mike Deshaies

Tel:  +1 732-923-4160

Email:  mdeshaies@tellium.com

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Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, forecasts and assumptions of the company that involve risks and uncertainties. Forward-looking statements in this release include, but are not limited to: the belief that the new Board members will be instrumental in our success going forward, our ability to deliver better, faster and more cost-effective products to the marketplace and all other statements that are not purely historical. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation, the risk that (1) we continue to incur significant losses in the future; (2) our limited operating history makes forecasting our future revenues and operating results difficult, which impairs our ability to manage our business; (3) we generate substantially all of our revenue from a limited number of customers; (4) we will not attract new customers; (5) customers fail to place orders for our products; (6) we are unable to reach commercially-acceptable contract terms with new customers; (7) our revenues and operating results vary significantly from quarter to quarter, causing the price of our common stock to decline; (8) the selling prices of our products declines; (9) significant non-cash charges will affect our future operating results, causing the price of our common stock to decline; (10) general economic conditions or conditions within our industry continue to worsen or improve more slowly than we expect; (11) we experience volatility in our stock price; (12) errors or defects in our products are found only after full deployment in a customer’s network; (13) our products are unable to operate within customer networks; (14) our products fail to meet contract specifications or industry standards that may emerge; (15) the optical switching market fails to develop as we expect; (16) we fail to develop new and enhanced products; (17) we are unable to increase market awareness and sales of our products; (18) we are unable to comply with government regulation; (19) any disruption in our manufacturing relationships may cause us to fail to meet customers demands; and (20) industry conditions and our workforce reductions could impact product development and existing customer contracts.

These and other factors and other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission, particularly the “Risk Factors” section of our annual and quarterly reports. The forward-looking statements in this press release are only made as of this date, and the company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Tellium, the Tellium logo, “Smarter, Faster Optical Networks”, Aurora Optical Switch, StarNet Software Suite and others are trademarks or registered trademarks of Tellium, Inc. in the United States and/or other countries. Other marks are the properties of their respective owners.